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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934



                               AQUA AMERICA, INC.
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             (Exact name of registrant as specified in its charter)

               Pennsylvania                              23-1702594
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)
         762 Lancaster Avenue
        Bryn Mawr, Pennsylvania                          19010
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(Address of principal executive offices)               (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. |X|
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If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. |_|

        Securities to be registered pursuant to Section 12(b) of the Act:


     Title of each class                   Name of each exchange on which
     to be so registered                   each class is to be registered

       Preferred Share                         New York Stock Exchange
       Purchase Rights                       Philadelphia Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)


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Description of Registrant's Securities to be Registered.
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     On February 20, 2004, Aqua America, Inc. (the "Company") entered into a
First Amended and Restated Rights Agreement (the "First Amended and Restated Rights Agreement") with Equiserve Trust Company, N.A.., as Rights Agent, to amend certain of the provisions of its Rights Agreement, dated as of March 1, 1998 (the "Original Rights Agreement").

     The Original Rights Agreement has been amended by the First Amended and Restated Rights Agreement to eliminate the provisions requiring the concurrence of a majority of the Continuing Directors (as defined in the Original Rights Agreement) then in office to give effect to any action, calculation, interpretation or determination made by the Board of Directors of the Company in the administration of the Original Rights Agreement and the exercise of rights or powers granted to the Board of Directors of the Company thereunder and providing that no effect shall be given to any such action, calculation, interpretation or determination or exercise of rights of powers unless at least a majority of the Continuing Directors consent to such action, calculation, interpretation or determination or exercise of rights of powers.

     The First Amended and Restated Rights Agreement is attached hereto as
Exhibit 1. The foregoing description of the amendments to the Original Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the First Amended and Restated Rights Agreement.

Item 2. Exhibits.

1 First Amended and Restated Rights Agreement, dated as of February 20, 2004, between Aqua America, Inc. and Equiserve Trust Company, N.A., as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 20, 2004).





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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             AQUA AMERICA, INC.

                             By:    /s/ Roy H. Stahl
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                             Name:  Roy H. Stahl
                             Title: Executive Vice President and General Counsel
Dated: February 24, 2004



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                                  Exhibit Index


Exhibit
Number  Description
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1       First Amended and Restated Rights Agreement, dated as of February 20,
        2004, between Aqua America, Inc. and ChaseMellon Shareholders Services, L.L.C., as Rights Agent (incorporated herein by reference to Exhibit 4 to the Registrant's Current Report on Form 8-K dated February 20, 2004).